Exhibit 10.15

SMURFIT WESTROCK PLC

ANNUAL SHORT-TERM INCENTIVE PLAN

1.	Purpose

The Company has adopted this Plan (which is discretionary in nature) upon approval of the Compensation Committee of the Board to reinforce corporate, organizational and other goals; to promote high performance by the achievement of those goals; to ensure a strong linkage of pay to performance; and to attract, retain and motivate eligible employees.

2.	Effectiveness

The Plan shall become effective immediately prior to completion of the transaction contemplated by the Transaction Agreement, dated as of September 12, 2023, among the Company, Smurfit Kappa Group Plc, WestRock Company, and the other party named therein (the “Effective Time”).

3.	Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

3.1.           Affiliate - means any entity controlled by, controlling or under common control with the Company.

3.2.           Applicable Law - means the requirements relating to the administration of the Plan and the Awards granted hereunder under any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by under the authority of any governmental body (including under the authority of any applicable self- regulating organization such as the New York Stock Exchange).

3.3.           Award - means a cash award based on the achievement of performance goals for a Performance Period.

3.4.           Board - means the Board of Directors of the Company.

3.5.           Change in Control - has the meaning set forth in the Company’s 2024 Long-Term Incentive Plan (or any successor plan thereto).

3.6.           Code - means the U.S. Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

3.7.           Committee - means the Compensation Committee of the Board or a committee of the Board otherwise named but performing similar functions, including a subcommittee thereof, provided that the Board may take any action designated as a Committee action hereunder.

3.8.           Companies Act - means the Irish Companies Act 2014, as amended from time to time.

3.9.           Company - means Smurfit WestRock plc, an Irish public limited company with registration number 607515 having its registered office at Beech Hill, Clonskeagh , Dublin 4, D04 N2R2, Ireland, or its successor.

3.10.         Constitution - means the Company’s memorandum and articles of association, as amended from time to time.

3.11.         Effective Time - has the meaning set forth in Section 2 of the Plan.

3.12.         Eligible Employee - means any employee who has been designated by the Company or an Affiliate as eligible to participate in the Company’s annual short-term incentive program.

3.13.         Exchange Act - means the U.S. Securities Exchange Act of 1934, as amended from time to time.

3.14.         Group - means the Company and all Affiliates of the Company.

3.15.         Officer - means a person who is an officer of the Company within the meaning of Rule 3b-7 under the Exchange Act and/or within the meaning of the Companies Act.

3.16.         Performance Period - means the Company’s fiscal year, or such other period designated by the Committee. The Performance Period for the year in which the Effective Time occurs shall be the period from the Effective Time through the last day of the Company’s fiscal year in which the Effective Time occurs.

3.17.         Plan - means this Smurfit WestRock plc Annual Short-Term Incentive Plan.

3.18.         Section 409A - means Section 409A of the Code.

3.19.         Stub Period - means the portion of the Performance Period that ends on the date of the Change in Control.

4.	Administration

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole and absolute discretion, subject to, and not inconsistent with, the express provisions of the Plan and Applicable Law, to administer the Plan (including all related Plan documents) and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to determine who should be granted Awards and the amount of the Awards; to determine the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including performance goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, surrendered or varied; to increase or decrease the value of an Award to differentiate the performance of individual Eligible Employees and/or business or functional units of the Company; to make adjustments in performance goals or results in recognition of unusual, unexpected, or non-recurring events, including mergers, acquisitions and dispositions, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Plan document; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of any Award documents; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, Affiliates of the Company, Eligible Employees (or any person claiming any rights under the Plan from or through any Eligible Employee) and any shareholder.

Subject to the limitations of the Companies Act and the Constitution, the Committee may delegate to one or more Officers of the Company such duties under the Plan as it may deem advisable, and for all purposes of the Plan, such Officer(s) shall be treated as the Committee; provided, however, that the Committee shall administer the Plan for executive officers of the Company (within the meaning of Rule 3b-7 under the Exchange Act). No Officer may designate himself or herself as an Award recipient under any authority delegated to the Officer.

5.	Eligibility

Any Eligible Employee may be approved by the Committee to receive an Award under the Plan. The Committee has the sole and absolute discretion to determine which Eligible Employees will be granted Awards under the Plan.

6.	Performance Goals

Performance goals may consist of financial, operational, strategic, and sustainability performance measures for the Company, the Group, an Affiliate and/or any business or functional unit thereof; individual performance goals for Eligible Employees; and/or such other goals as may be determined by the Committee. Performance goals shall be set prior to, or reasonably promptly following, the start of the Performance Period and such performance goals shall be communicated to Eligible Employees in writing.

7.	Amounts Available for Awards

The target annual short-term incentive amount shall be expressed as a percentage of the Eligible Employee’s annual salary in effect on October 1 during the Performance Period (or, for purposes of Section 10, the first day of the month immediately preceding the month in which a Change in Control occurs), unless otherwise determined by the Committee.

8.	Payment of Awards

(a)             The grant and payment of any Awards shall be at the sole and absolute discretion of the Committee and, whether during employment or on termination, an Eligible Employee has no right to receive an Award. The Committee’s decisions regarding the amount of each Award shall be final, binding and conclusive for all purposes and need not be consistent among Eligible Employees. If the Company pays an Award to an Eligible Employee in respect of a particular Performance Period or Performance Periods, this shall not confer upon any Eligible Employee any right to payment for future Awards, whether at the same level, any level or at all.

(b)             Payments, if any, due in respect of Awards shall be paid in a lump sum in cash. Cash payments made in respect of Awards will be paid as soon as administratively practicable following the end of the applicable Performance Period and the Committee’s determination of the achievement of the underlying performance goals, and, for Eligible Employees on a United States-based payroll or otherwise subject to taxation in the United States, no later than the 15th day of the third month following the end of the Performance Period.

(c)             Unless otherwise determined by the Committee and subject to Section 10 or Section 13 hereof and any rules established under the Plan from time to time, in order to be eligible to receive an Award, as of the payment date of such Award, an Eligible Employee must (i) be employed by the Company or an Affiliate, (ii) not be under notice of termination (whether from the Company or an Affiliate, or from the Eligible Employee), and (iii) not be subject to any disciplinary sanction.

(d)            The Committee may, in its sole and absolute discretion, permit Eligible Employees who are on a United States-based payroll to defer the payment of Awards in accordance with and subject to the terms of one or more deferred compensation plans sponsored by the Company or an Affiliate.

9.	Clawback

All Awards and all payments made under the Plan shall be subject to (a) the requirements of Applicable Law, (b) any compensation recoupment or “clawback” policy of the Company providing for the recovery of compensation, as such policy is in effect from time to time, and (c) any “clawback” provisions in an Eligible Employee’s terms of employment (as applicable) as may be adopted from time to time by the Company, all to the extent determined by the Committee in its sole and absolute discretion to be applicable to an Eligible Employee.

10.	Change in Control

Notwithstanding anything to the contrary in the Plan, upon a Change in Control, the Plan shall terminate and each Eligible Employee shall be entitled to a lump sum cash payment for the Stub Period subject to the requirements set out below. The payment calculated prior to any proration to account for the Stub Period shall be the greater of (i) the Eligible Employee’s target bonus amount for the Performance Period and (ii) such amount determined by the Committee based upon actual performance over the portion of the Performance Period completed as of the most practicable date prior to the Change in Control and projecting such performance to the end of the Performance Period. The proration will be determined by dividing the number of days completed in the Stub Period immediately prior to the date of the Change in Control by the total number of days in the Performance Period. Payments due as a result of the termination of the Plan upon a Change in Control shall be made within 30 days following the date of the Change in Control and shall be made to all Eligible Employees who were employed by the Company or an Affiliate of the Company immediately prior to the date of the Change in Control regardless of whether they are still employed on the payment date.

11.	Amendment and Termination of the Plan

The Board or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no amendment adopted in connection with or in anticipation of a Change in Control shall adversely affect an Eligible Employee’s entitlement to an Award for the Stub Period after a Change in Control. For the avoidance of doubt, neither the Board nor the Committee is under any obligation to operate a bonus scheme the same or similar to the Plan or at all.

12.	Data Privacy

(a)             Compliance with Applicable Data Protection Laws. In administering the Plan, the Company shall comply with any Applicable Laws that govern or otherwise apply to personal data processed in connection with the Plan, including the General Data Protection Regulation (Regulation (EU) No 2016/679) (the “GDPR”) and the Irish Data Protection Act 2018 (the “DPA”), in each case as amended, supplemented or replaced from time to time.

(b)             Information Notice. Before an individual becomes an Eligible Employee in the Plan, the Company (or the Committee on its behalf) shall make available to the relevant Eligible Employee a privacy notice, which provides information in relation to the processing of personal data in connection with the Plan and complies with the transparency requirements of the GDPR and the DPA.

(c)             Acknowledgement of Receipt of Transparency Notice. It shall be a term and condition of participation in the Plan that an Eligible Employee acknowledges the receipt of the information provided in accordance with this Section 12 and that he or she has read and understood the privacy notice provided to him or her.

(d)             Engagement of Processors. If the Company engages any other party to process personal data on its behalf in connection with the Plan and / or any Awards, the Company shall enter into an agreement with that party in accordance with Article 28 of the GDPR prior to the processing taking place.

(e)             International Transfers. The Company shall not transfer any personal data, processed in connection with the Plan and / or any Awards, outside the European Economic Area other than in accordance with the GDPR, including by implementing an appropriate safeguarding mechanism and conducting a transfer risk assessment (if required).

13.	Miscellaneous

13.1.         Section 409A. This Section shall apply to Eligible Employees on a United States-based payroll or otherwise subject to taxation in the United States. Each Award is intended to be excluded from coverage under Section 409A as a short-term deferral unless, and only to the extent that, a deferral election for such Award is made pursuant to a deferred compensation plan sponsored by the Company or an Affiliate. If an Award does not qualify as a short-term deferral or for another exemption under Section 409A, it is intended that such Award will be paid in a manner that satisfies the requirements of Section 409A, and in the event any Award is payable to a “specified employee” (as determined in accordance with the methodology established by the Company in accordance with Section 409A) on account of the specified employee’s “separation from service” (within the meaning of Section 409A) and would be payable during the six-month period thereafter, such Award shall instead be paid on the first business day of the 7th month following the separation from service (or upon the earlier death of the specified employee) to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A.

13.2.          Additional Compensation Arrangements. Nothing contained in the Plan shall prevent or limit the Company or any Affiliate from adopting other or additional compensation arrangements for any employee.

13.3.          Other Governing Documents. The Committee may require an Eligible Employee, as a condition to receiving an Award under the Plan, to sign any additional documentation as reasonably required by the Committee for compliance with Applicable Law and orderly administration of the Plan.

13.4.          No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or the payment of Awards shall not confer upon any employee any right to continued employment or payment for future Awards, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time. Participation in the Plan is voluntary and at the sole and absolute discretion of the Company. The Plan shall not be deemed to constitute part of an Eligible Employee’s terms and conditions of employment including, without limitation, compensation under such employment.

13.5.          Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company or an Affiliate and no part thereof shall be charged against Awards or to Eligible Employees.

13.6.          Withholding. The Company or an Affiliate shall have the right to deduct from Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. In addition, the Company or an Affiliate also may withhold such amounts from other amounts payable by the Company or an Affiliate, subject to applicable law.

13.7.          No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Eligible Employee, beneficiary or other person shall have any claim as a result of any such action.

13.8.          Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company or an Affiliate.

13.9.          Choice of Law and Venue. The Plan, all Awards granted thereunder, and all determinations made and actions taken thereunder, shall be governed by and interpreted in accordance with the laws of Ireland without giving effect to principles of conflicts of law. Eligible Employees irrevocably consent to the nonexclusive jurisdiction and venue of the courts of Ireland.

13.10.        Indemnification.

(a)            Subject to section 235 of the Companies Act and compliance with other Applicable Law, each person who is or was a member of the Board, the Committee, or a committee of the Board or an Officer of the Company to whom authority to administer the Plan was delegated in accordance with the Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person will give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b)            The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Constitution, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

13.11.        Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of death, to a designated beneficiary as may be provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

13.12.        Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Eligible Employee shall be paid to the beneficiary duly designated by the Eligible Employee in accordance with the Company’s or an Affiliate’s practices. If no such beneficiary has been designated or survives the Eligible Employee, payment shall be made to the Eligible Employee’s estate. A beneficiary designation, if such are permitted, may be changed or revoked by an Eligible Employee at any time, provided the change or revocation is filed with the Committee prior to the Eligible Employee’s death.

13.13.        Electronic Communication. Any document required to be delivered under the Plan, including under Applicable Law, may be delivered in writing or electronically. Signature also may be electronic if permitted by the Company.

13.14.        Successor. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.15.        Relationship to Other Benefits. No payment of any benefit under the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or arrangement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute the Plan to evidence its adoption of the Plan.

SMURFIT WESTROCK PLC

By:	/s/ Ken Bowles
Date:	July 5, 2024